Exhibit 10.2
[Form of Option Agreement - CEO]

Option Award Agreement
under the
2010 GXS Group, Inc.
Long Term Incentive Plan

Date of Grant:

Name of Optionee:

Number of Shares Subject to the Option:

Exercise Price:

Type of Option:	__	Incentive Stock Option
	__	Non-Qualified Stock Options

GXS Group, Inc., a Delaware corporation (the “Company”), hereby grants as of the date of grant set forth above (the “Grant Date”) to the above-named optionee (“Optionee”) an option (the “Option”) to purchase from the Company, for the price per share set forth above, the number of shares of common stock of the Company (“Shares”) set forth above pursuant to the 2010 GXS Group, Inc. Long Term Incentive Plan (the “Plan”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.  The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions of the Plan, are as follows:

1.           Exercise Price.  The price at which each Share subject to this Option may be purchased shall be the price set forth above.

2.           Number of Shares, Exercise.  The number of Shares for which the Option may be exercised is set forth above.  To the extent the Option has become vested and exercisable in accordance with Section 3 hereof, the Option may be exercised at any time through the date of expiration of the Option, as set forth in Section 4 hereof.

3.           Vesting.  The Option shall vest and become exercisable on the following schedule:

(a)           The Option shall vest and become exercisable as to 25% of the Shares subject to the Option on the first anniversary of the Grant Date, and at a rate of 1/36th per month thereafter until fully vested, provided the Optionee remains an employee or service provider to the Company or its Affiliates as of each applicable vesting date.

(b)           In the event of a Change of Control, the Option shall fully vest and become 100% exercisable on the date of the Change of Control.

4.           Term of Option.  (a) The term of the Option commences on the Grant Date and expires upon the earlier of the date prior to the tenth (10th) anniversary of the Grant Date or the following:

(i)           immediately upon termination of Optionee’s employment or service with the Company and its Affiliates, to the extent such Option is not yet vested;

(ii)           three (3) months after termination of Optionee’s employment or service with the Company and its Affiliates for any reason (other than as a result of death, Disability or Retirement or by the Company for Cause);

(iii)           one (1) year after termination of Optionee’s employment or service with the Company and its Affiliates by reason of Optionee’s death, Disability or Retirement; or

(iv)           immediately upon termination of employment or service by the Company or its Affiliates for Cause.

(b)           Optionee acknowledges that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, Optionee must be an employee of the Company or an Affiliate, except in the event of death or Disability.

5.           Exercise.  (a)  Manner of Exercise.  During the term of the Option set forth in Section 4 above, Optionee (or his representative, devisee or heir, as applicable) may exercise any portion of this Option which has become exercisable in accordance with the terms hereof as to all or any of the Shares then available for purchase by delivering to the Company written notice in the form specified by the Company.

Payment shall be (i) in cash, by certified or bank cashier check payable to the order of the Company, free from all collection charges, (ii) in the discretion of the Committee, in Shares (provided such Shares shall have been held by Optionee for at least six (6) months, unless the Committee determines in its sole discretion that such six (6)-month holding period is not necessary to comply with any accounting, legal or regulatory requirement) having a Fair Market Value equal to the full amount of the Exercise Price therefor, or (iii) such other form as may be permitted by the Committee.  Only one stock certificate will be issued unless Optionee otherwise requests in writing.  Shares purchased upon exercise of the Option will be issued in the name of Optionee or Optionee’s Permitted Transferee.  Optionee shall not be entitled to any rights as a stockholder of the

Company in respect of any Shares covered by this Option until such Shares shall have been paid for in full and issued to Optionee.

(b)           Tax Withholding.  By exercising the Option, Optionee agrees that, as a condition to any exercise of the Option, the Company may require Optionee to enter into an arrangement providing for the payment by Optionee to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of the Option or (2) the disposition of Shares acquired upon such exercise.  At any time Optionee exercises the Option, in whole or in part, or at any time as requested by the Company, Optionee hereby authorizes withholding from payroll and any other amounts payable to Optionee, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option.

(c)           Incentive Stock Options.  To the extent the Option is an Incentive Stock Option, by exercising the Option, Optionee agrees to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of the Option that occurs within two (2) years after the Grant Date or within one (1) year after such Shares are transferred upon exercise of the Option.  Optionee further acknowledges that to the extent that the aggregate Fair Market Value as of the Grant Date of the Shares subject to the Option plus all other Incentive Stock Options Optionee holds under any plans of the Company and its Affiliates that are exercisable for the first time during any calendar year exceeds $100,000, Optionee’s Option(s) or the portion thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

(d)           Lock-up Period.  By exercising the Option, Optionee agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act (including the Company’s Initial Public Offering), require that Optionee not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by Optionee, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act; provided that this restriction shall in any event terminate two (2) years after the date of the Initial Public Offering.  Optionee further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Optionee’s Shares until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)           Restrictions on Transfer of Shares.  By exercising the Option, Optionee understands and agrees that any Shares acquired hereunder are subject to the transfer restrictions set forth in Section 15(b) of the Plan.

(f)           Shareholder Agreement.  Upon exercise of the Option prior to an Initial Public Offering, Optionee shall be required to execute an agreement in a form satisfactory to the Company, agreeing to become a party to and be bound by the terms of the Stockholders Agreement, dated as of June 2, 2010, among certain stockholders of the Company, as the same may be amended, modified or supplemented from time to time.

6.           Option Repurchase Rights Prior to an Initial Public Offering.  The Company shall have the following rights to repurchase Optionee’s Shares acquired pursuant to the exercise of the Option (the “Option Repurchase Right”) upon termination of Optionee’s employment or service:

(a)           Termination for Cause.  If Optionee’s employment with the Company and its Affiliates shall be terminated by the Company or any of its Affiliates for Cause, all Shares previously acquired hereunder and held for the period required to avoid a charge to the Company’s earnings (which is generally six months) shall be subject to the Option Repurchase Right at a price per Share equal to the lesser of (A) the Exercise Price or (B) Fair Market Value of the Shares as of the date of the notice given pursuant to clause (c) below.

(b)           Termination without Cause.  If Optionee’s employment with the Company and its Affiliates shall be terminated by the Company or any of its Affiliates for any reason other than Cause, or by Optionee for any reason, all Shares previously acquired and held for the period required to avoid a charge to the Company’s earnings (which is generally six (6) months) shall be subject to the Option Repurchase Right at a price per Share equal to Fair Market Value as of the date of the notice given pursuant to clause (c) below.

(c)           Exercise of Option Repurchase Right.  If the Company elects to exercise its Option Repurchase Right under this Section 6, the Company shall deliver written notice to Optionee or his or her Permitted Transferee, as applicable, setting forth the number of Shares proposed to be purchased and the then Fair Market Value of such Shares.  Upon the consummation of any such purchase, Optionee shall deliver certificates, as applicable, or other documents satisfactory to the Company in its sole discretion evidencing such Shares duly endorsed, or accompanied by written instruments of transfer, free and clear of any encumbrances against delivery of payment for such Shares.  If the Board determines that the Company is unable to repurchase all or some portion of the Shares for cash without breaching the terms of any debt instruments or other agreement to which the Company or any of its subsidiaries is a party, or the Board determines in good faith that such repurchase would otherwise have a material adverse effect on the financial condition of the Company, the Company will pay in cash the maximum amount permitted under such debt instruments, or that would not result in such a material adverse effect, and deliver to Optionee a promissory note for the balance, payable as soon as (and in the maximum amounts that) the terms of such debt instruments or other agreements will permit or that will not have such a material adverse effect and bearing interest at the highest rate charged from time to time under the Company’s senior credit facility.

(d)           Lapse of Option Repurchase Right.  The Option Repurchase Right shall lapse and be of no further force and effect upon the earlier to occur of (i) an Initial Public Offering and (ii) eighteen (18) months after termination of Optionee’s employment.

7.           Certificates.  Certificates issued in respect of Shares acquired upon exercise of the Option shall, unless the Committee otherwise determines, be registered in the name of Optionee or Optionee’s Permitted Transferee.  When Optionee ceases to be bound by any transfer restrictions herein or in the Plan, the Company shall deliver such certificates to Optionee or Optionee’s Permitted Transferee upon request.  Such stock certificate shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act, any state securities laws or any other Applicable Laws.

8.           Nontransferability of Option.  This Option is personal to Optionee and may be exercised only by Optionee or his or her representative in the event of Optionee’s Disability or death.  Any Option shall not be transferable other than by will or the laws of descent and distribution.  Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

9.           Employment Rights.  This Option does not confer on Optionee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to determine the terms of Optionee’s employment.

10.           Proprietary Information and Inventions Agreement.  Optionee shall, as a condition precedent to the exercise of this Option, have executed and be in compliance with a proprietary information and inventions agreement substantially in the form attached to the Plan as Annex A.

11.           Terms of Plan, Interpretations.  This Option and the terms and conditions of this Award Agreement are subject in all respects to the terms and conditions of the Plan, which shall be controlling.  All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Optionee and his legal representatives on any question arising hereunder.  Optionee acknowledges that he has received and reviewed a copy of the Plan.

12.           Delegation.  Optionee acknowledges that any powers, rights or responsibilities of the Board and/or the Committee set forth herein may be delegated to and exercised by any subcommittee thereof as permitted under the Plan.

13.           Notices.  All notices hereunder to the party shall be delivered or mailed to the following addresses:

If to the Company:

9711 Washingtonian Boulevard
Gaithersburg, MD  20878
Fax:  301-340-5840
Attn:  General Counsel

If to Optionee:

To the person and at the address specified on the signature page.

Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.

14.           Entire Agreement.  This Agreement and the Plan contain the entire understanding of the parties hereto in respect of the subject matter contained therein.  This Agreement and the Plan supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

15.           Shareholder Approval Requirements.  This Agreement and the Option granted hereunder shall be null and void if the Plan is not approved by the stockholders of the Company within twelve (12) months of the date the Plan is approved by the Board.

16.           Governing Law.  This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without application of the conflict of laws principles thereof.

17.           Counterparts.  This Option Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be duly executed as of the date first above written.

GXS GROUP, INC.

By:
Name:
Title:

OPTIONEE:

Name:
Address:

ANNEX A

GXS Group, Inc.
Proprietary Information and Inventions Agreement

Annex A